Exhibit 99.1

FOR IMMEDIATE RELEASE

Heidrick & Struggles Posts Record Quarterly Results

Record Net Revenue of $299 Million Climbs 15% Over Prior Year Period
Diluted and Adjusted Diluted EPS of $1.19; Adjusted Diluted EPS Highest in Company History
Highest Second Quarter Cash Balance of $337 Million

CHICAGO, July 25, 2022 – Today Heidrick & Struggles International, Inc. (Nasdaq: HSII) (“Heidrick & Struggles” or the “Company”) announced financial results for its second quarter ended June 30, 2022.

Second Quarter Highlights:

•Net revenue reached a record $298.7 million, an increase of 14.9% versus the prior year period
•Operating income increased to $33.9 million, 18.0% higher than the prior year period
•Net income and adjusted net income were $24.1 million; diluted and adjusted diluted earnings per share were $1.19; year-to-date diluted earnings per share reached a record $2.08
•Adjusted EBITDA was $36.8 million and adjusted EBITDA margin was 12.3%
•Cash and cash equivalents was $336.6 million, 41.5% higher than at June 30, 2021

“Our firm generated all-time high quarterly revenue and delivered another very strong margin performance,” stated Heidrick & Struggles’ President and Chief Executive Officer, Krishnan Rajagopalan. “As companies adopt revolutionary new ways of working and make stronger than ever commitments to DE&I, purpose and sustainability, our firm is transforming and building a virtuous cycle of leadership offerings, including new digital leadership solutions, that address our clients’ evolving and most critical needs. Each of these offerings drives interconnectivity through our One Heidrick approach, while leveraging our unique assets – Executive Search, On-Demand Talent, Heidrick Consulting. Our differentiated strategy is working, and we are already starting to benefit from an increasingly diversified business with expanding cross-collaboration opportunities that drive our clients’ success and create long-term shareholder value.”

2022 Second Quarter Results

Record consolidated net revenue of $298.7 million grew by $38.7 million, or 14.9%, compared to prior record consolidated net revenue of $260.0 million in the 2021 second quarter. Excluding the impact of exchange rate fluctuations, which negatively impacted results by 3.3%, or $8.5 million, consolidated net revenue increased 18.2%, or $47.2 million. Net revenue growth was driven by the Americas and Europe in Executive Search, as well as growth across Heidrick Consulting and On-Demand Talent.

Executive Search net revenue of $253.9 million increased by $29.8 million, or 13.3%, compared to net revenue of $224.1 million in the 2021 second quarter. Excluding the impact of exchange rate fluctuations, which negatively impacted results by 3.3%, or $7.3 million, net revenue increased 16.6%, or $37.1 million. Net revenue increased 19.4% in the Americas (up 19.3% on a constant currency basis), increased 7.2% in Europe (up 20.2% on a constant currency basis), and decreased 6.5% in Asia Pacific (down 1.4% on a constant currency basis). All industry practices exhibited growth compared to the prior year, except for Healthcare & Life Sciences.

The Company had 388 Executive Search consultants at June 30, 2022, compared to 369 at June 30, 2021. Productivity, as measured by annualized Executive Search net revenue per consultant, was $2.6 million up from $2.4 million in the 2021 second quarter. Average revenue per executive search was approximately $152,600, up from $132,700 a year earlier. The number of confirmed searches decreased 1.5% compared to the year-ago period.

On-Demand Talent net revenue of $22.4 million increased by $3.6 million, or 19.4%, compared to net revenue of $18.7 million in the 2021 second quarter. This was generated by an increase in average project size reflecting strategic initiatives to expand and penetrate key accounts, along with an increase in project extensions.

Heidrick Consulting net revenue of $22.4 million increased by $5.3 million, or 31.0%, compared to net revenue of $17.1 million in the 2021 second quarter. The Company had 66 Heidrick Consulting consultants at June 30, 2022, compared to 65 at June 30, 2021.

Consolidated salaries and benefits were $207.7 million compared to $186.1 million in the 2021 second quarter. Year-over-year, fixed compensation expense decreased $6.6 million due to the deferred compensation plan, stock compensation, and talent acquisition and retention costs, partially offset by an increase in base salaries and payroll taxes. Variable compensation increased $28.3 million year-over-year due to an increase in production. Salaries and benefits expense was 69.5% of net revenue for the quarter, compared to 71.6% in the 2021 second quarter.

General and administrative expenses were $35.2 million compared to $27.4 million in the 2021 second quarter. The increase was primarily due to internal travel expense, specifically the Company’s global consultants’ conference, and professional, IT and hiring fees, partially offset by a decrease in taxes and licenses. As a percentage of net revenue, general and administrative expenses were 11.8% compared to 10.5% in the 2021 second quarter.

The Company’s cost of services was $17.4 million, or 5.8% of net revenue for the quarter, compared to $14.7 million, or 5.6% of net revenue in the 2021 second quarter, primarily related to On-Demand Talent and an increase in the volume of consulting engagements.

Research and development, a new category of expense that captures expenses associated with new digital product development efforts, was $4.5 million, or 1.5% of net revenue for the quarter. Consistent with all investments, research and development is subject to the Company’s return on investment criteria.

Operating income was $33.9 million, or 18.0% higher than $28.7 million in the 2021 second quarter. Operating income margin was 11.3% up from 11.0% in the 2021 second quarter. Year-ago results included a $3.2 million restructuring charge related to the timing of office closures associated with the Company’s real estate strategy. Excluding this charge, adjusted operating income in the 2021 second quarter was $31.9 million and adjusted operating income margin was 12.3%.

Net income was $24.1 million and diluted earnings per share was $1.19, with an effective tax rate of 30.9%. This compares to net income of $20.8 million and diluted earnings per share of $1.03, with an effective tax rate of 34.6%, in the 2021 second quarter. Excluding the aforementioned restructuring charge in the 2021 second quarter, adjusted net income was $22.9 million and adjusted diluted earnings per share was $1.14, with an effective tax rate of 34.5%.

Adjusted EBITDA was $36.8 million compared to $39.2 million in the 2021 second quarter. Adjusted EBITDA margin was 12.3%, compared to 15.1% in the 2021 second quarter.

Net cash used in operating activities was $179.5 million, compared to net cash used in operating activities of $52.3 million in the 2021 second quarter. Cash and cash equivalents at June 30, 2022 was $336.6 million, compared to $545.2 million at December 31, 2021 and $237.8 million at June 30, 2021. The Company’s cash position typically builds throughout the year as employee bonuses are accrued, mostly to be paid out in the first quarter. There was no debt on the balance sheet at June 30, 2022, providing the Company financial flexibility.

2022 Six Months Results

For the six months ended June 30, 2022, consolidated net revenue was $582.6 million compared to $453.6 million in the first six months of 2021. Excluding the impact of exchange rate fluctuations, which negatively impacted results by 2.7%, or $12.3 million, consolidated net revenue increased 31.1%, or $141.2 million, compared to the prior year period.

Executive Search net revenue in the first six months of 2022 increased 23.0%, or $92.7 million, to $496.5 million from $403.8 million in the first six months of 2021. Excluding the impact of exchange rate fluctuations, which negatively impacted results by 2.7%, or $10.8 million, net revenue increased 25.6%, or $103.5 million. Net revenue increased 28.3% in the Americas (increased 28.2% on a constant currency basis), increased 18.6% in Europe (increased 28.9% on a constant currency basis), and increased 4.7% in Asia Pacific (increased 9.2% on a constant currency basis). All industry practices exhibited growth over the prior year, except for Healthcare & Life Sciences. Productivity was $2.6 million for the first six months of 2022 compared to $2.2 million in the first six months of 2021. The average revenue per executive search was $137,100 in the first six months of 2022 compared to $123,100 the same period in 2021, while confirmations increased 10.5%.

On-Demand Talent net revenue in the first six months of 2022 was $45.7 million compared to $18.7 million in the same period of 2021. The increase in net revenue was primarily due to the timing of the acquisition in the prior year and an increase in the average project size.

Heidrick Consulting net revenue in the first six months of 2022 increased 29.5%, or $9.2 million, to $40.4 million from
$31.2 million in the first six months of 2021. Excluding the impact of exchange rate fluctuations, which negatively impacted results by 4.5%, or $1.4 million, Heidrick Consulting revenue increased 34.0%, or $10.6 million, compared to the prior year period.

Operating income for the first six months of 2022 was $64.1 million compared to operating income of $48.3 million in the same period of 2021. The operating income margin was 11.0% compared to 10.7% in the first six months of 2021. Excluding the restructuring charge recorded in the 2021 year-to-date period, adjusted operating income was $55.4 million and adjusted operating income margin was 12.2%.

Net income for the first six months of 2022 was $42.6 million and diluted earnings per share was $2.08, with an effective tax rate of 32.2%. This compares to net income of $35.6 million and diluted earnings per share of $1.76 in the first six months of 2021. Excluding the restructuring charge recorded in the 2021 year-to-date period, adjusted net income was $40.3 million and adjusted diluted earnings per share was $2.00. The adjusted effective tax rate was 34.6% in the 2021 year-to-date period.

Adjusted EBITDA for the first six months of 2022 was $72.5 million and adjusted EBITDA margin was 12.4%, compared to adjusted EBITDA of $69.0 million and adjusted EBITDA margin of 15.2% for the same period in 2021.

Dividend

The Board of Directors declared a 2022 third quarter cash dividend of $0.15 per share payable on August 19, 2022, to shareholders of record at the close of business on August 5, 2022.

2022 Third Quarter Outlook

The Company expects 2022 third quarter consolidated net revenue of between $260 million and $270 million, while acknowledging that some continued fluidity in external factors such as foreign conflicts, inflation, the interest rate and foreign exchange rate environments may impact quarterly results. In addition, this outlook is based on the average currency rates in June 2022 and reflects, among other factors, management's assumptions for the anticipated volume of new Executive Search confirmations, On-Demand Talent projects, and Heidrick Consulting assignments, consultant productivity, consultant retention, and the seasonality of the business, along with the current backlog.

Quarterly Webcast and Conference Call

Heidrick & Struggles will host a conference call to review its second quarter results today, July 25, 2022 at 5:00 pm Eastern Time. Participants may access the Company’s call and supporting slides through its website at www.heidrick.com or by dialing (888) 440-4091 or (646) 960-0846, conference ID# 6106012. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles (Nasdaq: HSII) is a premier provider of global leadership advisory and on-demand talent solutions, serving the senior-level talent and consulting needs of the world's top organizations. In our role as trusted leadership advisors, we partner with our clients to develop future-ready leaders and organizations, bringing together our services and offerings in executive search, diversity and inclusion, leadership assessment and development, organization and team acceleration, culture shaping and on-demand, independent talent solutions. Heidrick & Struggles pioneered the profession of executive search more than 65 years ago. Today, the firm provides integrated talent and human capital solutions to help our clients change the world, one leadership team at a time. ® www.heidrick.com

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Heidrick & Struggles presents certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of comprehensive income, balance sheets or statements of cash flow of the Company.

The non-GAAP financial measures used within this earnings release are adjusted operating income, adjusted operating income margin, adjusted net income, adjusted basic and diluted earnings per share, adjusted effective tax rate, adjusted EBITDA, adjusted EBITDA margin, and consolidated and segment net revenue excluding the impact of exchange rate fluctuations. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors to evaluate the comparability of financial information presented. Reconciliations of these non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with GAAP are provided as schedules attached to this release.

Adjusted operating income reflects the exclusion of restructuring charges.

Adjusted operating income margin refers to adjusted operating income as a percentage of net revenue in the same period.

Adjusted net income and adjusted diluted earnings per share reflect the exclusion of restructuring charges, net of tax.

Adjusted effective tax rate reflects the exclusion of restructuring charges, net of tax.

Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, equity-settled stock compensation expense, earnout accretion, contingent compensation related to acquisitions, deferred compensation plan income and expense, restructuring charges, and other non-operating income (expense).

Adjusted EBITDA margin refers to adjusted EBITDA as a percentage of net revenue in the same period.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding guidance for the third quarter of 2022. The forward-looking statements are based on current expectations, estimates, forecasts, and projections about the industry in which we operate and management's beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “outlook,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance, rely on a number of assumptions, and involve certain known and unknown risks and uncertainties that are difficult to predict, many of which are beyond our control. Factors that may cause actual outcomes and results to differ materially from what is expressed, forecasted, or implied in the forward-looking statements include, among other things, the impacts, direct and indirect, of the COVID-19 pandemic (including the emergence of variant strains) on our business, our consultants and employees, and the overall economy; the impact on the global or a regional economy due to the outbreak or escalation of hostilities or war; leadership changes, our ability to attract, integrate, develop, manage and retain qualified consultants and senior leaders; our ability to prevent our consultants from taking our clients with them to another firm; our ability to maintain our professional reputation and brand name; the fact that our net revenue is affected by adverse economic conditions; our clients’ ability to restrict us from recruiting their employees; the aggressive competition we face; our heavy reliance on information management systems; the fact that we face the risk of liability in the services we perform; the fact that data security, data privacy and data protection laws and other evolving regulations and cross-border data transfer restrictions may limit the use of our services and adversely affect our business; social, political, regulatory and legal risks in markets where we operate; any challenges to the classification of our on-demand talent as independent contractors; the impact of foreign currency exchange rate fluctuations; the fact that we may not be able to align our cost structure with net revenue; unfavorable tax law changes and tax authority rulings; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; any impairment of our goodwill, other intangible assets and other long-lived assets; our ability to execute and integrate future acquisitions; the fact that we have anti-takeover provisions that make an acquisition of us difficult and expensive; our ability to access additional credit; and the increased cybersecurity requirements, vulnerabilities, threats and more sophisticated and targeted cyber-related attacks that could pose a risk to our systems, networks, solutions, services and data. We caution the reader that the list of factors may not be exhaustive. For more information on these risks, uncertainties and other factors, refer to our Annual Report on Form 10-K for the year ended December 31, 2021, under the heading "Risk Factors" in Item 1A, as updated in Part II of our subsequent Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Investors & Analysts:
Suzanne Rosenberg, Vice President, Investor Relations
srosenberg@heidrick.com

Media:
Nina Chang, Vice President, Corporate Communications
nchang@heidrick.com

Heidrick & Struggles International, Inc.
Consolidated Statements of Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,
	2022	2021	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$298,701	$259,981	$38,720	14.9%
Reimbursements	2,408	1,254	1,154	92.0%
Total revenue	301,109	261,235	39,874	15.3%

Operating expenses
Salaries and benefits	207,684	186,054	21,630	11.6%
General and administrative expenses	35,203	27,353	7,850	28.7%
Cost of services	17,403	14,675	2,728	18.6%
Research and development	4,545	—	4,545	100.0%
Restructuring charges	—	3,193	(3,193)	(100.0)%
Reimbursed expenses	2,408	1,254	1,154	92.0%
Total operating expenses	267,243	232,529	34,714	14.9%

Operating income	33,866	28,706	5,160	18.0%

Non-operating income
Interest, net	299	35
Other, net	774	3,033
Net non-operating income	1,073	3,068

Income before income taxes	34,939	31,774

Provision for income taxes	10,790	11,009

Net income	24,149	20,765

Other comprehensive income (loss), net of tax	(7,524)	5

Comprehensive income	$16,625	$20,770

Weighted-average common shares outstanding
Basic	19,726	19,510
Diluted	20,314	20,115

Earnings per common share
Basic	$1.22	$1.06
Diluted	$1.19	$1.03

Salaries and benefits as a % of net revenue	69.5%	71.6%
General and administrative expenses as a % of net revenue	11.8%	10.5%
Cost of services as a % of net revenue	5.8%	5.6%
Research and development as a % of net revenue	1.5%	—%
Operating margin	11.3%	11.0%

Heidrick & Struggles International, Inc.
Segment Information
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2022	2021	$ Change	% Change	2022 Margin[1]	2021 Margin[1]
Revenue
Executive Search
Americas	$176,020	$147,390	$28,630	19.4%
Europe	48,131	44,909	3,222	7.2%
Asia Pacific	29,758	31,834	(2,076)	(6.5)%
Total Executive Search	253,909	224,133	29,776	13.3%
On-Demand Talent	22,353	18,719	3,634	19.4%
Heidrick Consulting	22,439	17,129	5,310	31.0%
Revenue before reimbursements (net revenue)	298,701	259,981	38,720	14.9%
Reimbursements	2,408	1,254	1,154	92.0%
Total revenue	$301,109	$261,235	$39,874	15.3%

Operating income (loss)
Executive Search
Americas[2]	$44,250	$34,594	$9,656	27.9%	25.1%	23.5%
Europe[3]	4,606	3,979	627	15.8%	9.6%	8.9%
Asia Pacific	3,912	4,385	(473)	(10.8)%	13.1%	13.8%
Total Executive Search	52,768	42,958	9,810	22.8%	20.8%	19.2%
On-Demand Talent	(349)	153	(502)	NM	(1.6)%	0.8%
Heidrick Consulting[4]	(408)	(3,631)	3,223	88.8%	(1.8)%	(21.2)%
Total segments	52,011	39,480	12,531	31.7%	17.4%	15.2%
Research and Development	(4,545)	—	(4,545)	(100.0)%	(1.5)%	—%
Global Operations Support[5]	(13,600)	(10,774)	(2,826)	(26.2)%	(4.6)%	(4.1)%
Total operating income	$33,866	$28,706	$5,160	18.0%	11.3%	11.0%

1 Margin based on revenue before reimbursements (net revenue).
2 Includes restructuring charges of $3.1 million for the three months ended June 30, 2021.
3 Includes restructuring reversals of less than $0.1 million for the three months ended June 30, 2021.
4 Includes restructuring charges of $0.3 million for the three months ended June 30, 2021.
5 Includes restructuring reversals of $0.1 million for the three months ended June 30, 2021.

Heidrick & Struggles International, Inc.
Consolidated Statements of Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Six Months Ended June 30,
	2022	2021	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$582,562	$453,637	$128,925	28.4%
Reimbursements	4,084	2,329	1,755	75.4%
Total revenue	586,646	455,966	130,680	28.7%

Operating expenses
Salaries and benefits	409,129	327,417	81,712	25.0%
General and administrative expenses	64,997	54,721	10,276	18.8%
Cost of services	35,391	16,131	19,260	119.4%
Research and development	8,947	—	8,947	100.0%
Restructuring charges	—	7,054	(7,054)	(100.0)%
Reimbursed expenses	4,084	2,329	1,755	75.4%
Total operating expenses	522,548	407,652	114,896	28.2%

Operating income	64,098	48,314	15,784	32.7%

Non-operating income (loss)
Interest, net	409	117
Other, net	(1,697)	6,115
Net non-operating income (loss)	(1,288)	6,232

Income before income taxes	62,810	54,546

Provision for income taxes	20,194	18,949

Net income	42,616	35,597

Other comprehensive loss, net of tax	(8,606)	(688)

Comprehensive income	$34,010	$34,909

Weighted-average common shares outstanding
Basic	19,675	19,449
Diluted	20,485	20,197

Earnings per common share
Basic	$2.17	$1.83
Diluted	$2.08	$1.76

Salaries and benefits as a % of net revenue	70.2%	72.2%
General and administrative expenses as a % of net revenue	11.2%	12.1%
Cost of services as a % of net revenue	6.1%	3.6%
Research and development as a % of net revenue	1.5%	—%
Operating margin	11.0%	10.7%

Heidrick & Struggles International, Inc.
Segment Information
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2022	2021	$ Change	% Change	2022 Margin[1]	2021 Margin[1]
Revenue
Executive Search
Americas	$338,573	$263,896	$74,677	28.3%
Europe	97,876	82,552	15,324	18.6%
Asia Pacific	60,009	57,303	2,706	4.7%
Total Executive Search	496,458	403,751	92,707	23.0%
On-Demand Talent	45,734	18,719	27,015	144.3%
Heidrick Consulting	40,370	31,167	9,203	29.5%
Revenue before reimbursements (net revenue)	582,562	453,637	128,925	28.4%
Reimbursements	4,084	2,329	1,755	75.4%
Total revenue	$586,646	$455,966	$130,680	28.7%

Operating income (loss)
Executive Search
Americas[2]	$84,101	$60,850	$23,251	38.2%	24.8%	23.1%
Europe[3]	10,009	8,519	1,490	17.5%	10.2%	10.3%
Asia Pacific[4]	8,966	8,529	437	5.1%	14.9%	14.9%
Total Executive Search	103,076	77,898	25,178	32.3%	20.8%	19.3%
On-Demand Talent	(931)	153	(1,084)	NM	(2.0)%	0.8%
Heidrick Consulting[5]	(2,492)	(8,341)	5,849	70.1%	(6.2)%	(26.8)%
Total segments	99,653	69,710	29,943	43.0%	17.1%	15.4%
Research and Development	(8,947)	—	(8,947)	(100.0)%	(1.5)%	—%
Global Operations Support[6]	(26,608)	(21,396)	(5,212)	(24.4)%	(4.6)%	(4.7)%
Total operating income	$64,098	$48,314	$15,784	(32.7)%	11.0%	10.7%

1 Margin based on revenue before reimbursements (net revenue).
2 Includes restructuring charges of $6.8 million for the six months ended June 30, 2021.
3 Includes restructuring reversals of $0.1 million for the six months ended June 30, 2021.
4 Includes restructuring reversals of $0.1 million for the six months ended June 30, 2021.
5 Includes restructuring charges of $0.6 million for the six months ended June 30, 2021.
6 Includes restructuring reversals of $0.1 million for the six months ended June 30, 2021.

Heidrick & Struggles International, Inc.
Reconciliation of Operating Income and Adjusted Operating Income (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue before reimbursements (net revenue)	$298,701	$259,981	$582,562	$453,637

Operating income	33,866	28,706	64,098	48,314

Adjustments
Restructuring charges[1]	—	3,193	—	7,054
Total adjustments	—	3,193	—	7,054

Adjusted operating income	$33,866	$31,899	$64,098	$55,368

Operating margin	11.3%	11.0%	11.0%	10.7%
Adjusted operating margin	11.3%	12.3%	11.0%	12.2%

1 The Company incurred restructuring charges of $3.2 million and $7.1 million for the three and six months ended June 30, 2021, respectively.

Heidrick & Struggles International, Inc.
Reconciliation of Net Income and Adjusted Net Income (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$24,149	$20,765	$42,616	$35,597

Adjustments
Restructuring charges, net of tax[1]	—	2,142	—	4,717
Total adjustments	—	2,142	—	4,717

Adjusted net income	$24,149	$22,907	$42,616	$40,314

Weighted-average common shares outstanding
Basic	19,726	19,510	19,675	19,449
Diluted	20,314	20,115	20,485	20,197

Earnings per common share
Basic	$1.22	$1.06	$2.17	$1.83
Diluted	$1.19	$1.03	$2.08	$1.76

Adjusted earnings per common share
Basic	$1.22	$1.17	$2.17	$2.07
Diluted	$1.19	$1.14	$2.08	$2.00

1 The Company incurred restructuring charges of $3.2 million and $7.1 million for the three and six months ended June 30, 2021, respectively.

Heidrick & Struggles International, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2022	December 31, 2021

Current assets
Cash and cash equivalents	$336,634	$545,225
Accounts receivable, net	214,268	133,750
Prepaid expenses	25,819	21,754
Other current assets	46,314	41,449
Income taxes recoverable	4,990	3,210
Total current assets	628,025	745,388

Non-current assets
Property and equipment, net	27,294	27,085
Operating lease right-of-use assets	68,008	72,320
Assets designated for retirement and pension plans	11,721	12,715
Investments	33,756	36,051
Other non-current assets	26,296	23,377
Goodwill	138,511	138,524
Other intangible assets, net	7,720	9,169
Deferred income taxes	40,735	42,169
Total non-current assets	354,041	361,410

Total assets	$982,066	$1,106,798

Current liabilities
Accounts payable	$16,428	$20,374
Accrued salaries and benefits	286,683	409,026
Deferred revenue	48,764	51,404
Operating lease liabilities	18,400	19,332
Other current liabilities	60,383	24,554
Income taxes payable	3,544	10,004
Total current liabilities	434,202	534,694

Non-current liabilities
Accrued salaries and benefits	62,576	73,779
Retirement and pension plans	51,877	55,593
Operating lease liabilities	60,140	65,625
Other non-current liabilities	4,797	41,087
Total non-current liabilities	179,390	236,084

Total liabilities	613,592	770,778

Stockholders’ equity	368,474	336,020

Total liabilities and stockholders’ equity	$982,066	$1,106,798

Heidrick & Struggles International, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2022	2021
Cash flows - operating activities
Net income	$24,149	$20,765
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,621	5,974
Deferred income taxes	231	(644)
Stock-based compensation expense	3,784	2,861
Accretion expense related to earnout payments	274	181
Loss on disposal of property and equipment	142	94
Changes in assets and liabilities:
Accounts receivable	(31,641)	(29,771)
Accounts payable	212	1,132
Accrued expenses	103,143	92,035
Restructuring accrual	—	(1,761)
Deferred revenue	(5,664)	1,915
Income taxes recoverable and payable, net	(13,142)	5,696
Retirement and pension plan assets and liabilities	(200)	201
Prepaid expenses	4,411	1,912
Other assets and liabilities, net	(5,636)	(10,362)
Net cash provided by operating activities	82,684	90,228

Cash flows - investing activities
Acquisition of business, net of cash acquired	—	(31,969)
Capital expenditures	(2,432)	(1,761)
Purchases of marketable securities and investments	(347)	(317)
Proceeds from sales of marketable securities and investments	227	162
Net cash used in investing activities	(2,552)	(33,885)

Cash flows - financing activities
Cash dividends paid	(3,104)	(2,993)
Net cash used in financing activities	(3,104)	(2,993)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	(8,380)	427

Net increase in cash, cash equivalents and restricted cash	68,648	53,777
Cash, cash equivalents and restricted cash at beginning of period	268,002	184,071
Cash, cash equivalents and restricted cash at end of period	$336,650	$237,848

Heidrick & Struggles International, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows - operating activities
Net income	$42,616	$35,597
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	5,241	12,042
Deferred income taxes	(246)	(1,139)
Stock-based compensation expense	7,482	5,852
Accretion expense related to earnout payments	545	181
Gain on marketable securities	—	(1)
Loss on disposal of property and equipment	309	115
Changes in assets and liabilities, net of effects of acquisition:
Accounts receivable	(84,783)	(70,980)
Accounts payable	(3,944)	2,497
Accrued expenses	(124,281)	(24,292)
Restructuring accrual	—	(4,663)
Deferred revenue	(1,527)	2,878
Income taxes recoverable and payable, net	(8,114)	12,515
Retirement and pension plan assets and liabilities	3,297	1,436
Prepaid expenses	(4,670)	(5,982)
Other assets and liabilities, net	(11,437)	(18,399)
Net cash used in operating activities	(179,512)	(52,343)

Cash flows - investing activities
Acquisition of business, net of cash acquired	—	(31,969)
Capital expenditures	(4,236)	(2,706)
Purchases of marketable securities and investments	(5,358)	(1,671)
Proceeds from sales of marketable securities and investments	990	20,315
Net cash used in investing activities	(8,604)	(16,031)

Cash flows - financing activities
Cash dividends paid	(6,223)	(6,065)
Payment of employee tax withholdings on equity transactions	(3,219)	(3,090)
Net cash used in financing activities	(9,442)	(9,155)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	(11,051)	(1,112)

Net decrease in cash, cash equivalents and restricted cash	(208,609)	(78,641)
Cash, cash equivalents and restricted cash at beginning of period	545,259	316,489
Cash, cash equivalents and restricted cash at end of period	336,650	237,848

Heidrick & Struggles International, Inc.
Reconciliation of Net Income and Operating Income to Adjusted EBITDA (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2021	2020
Revenue before reimbursements (net revenue)	$298,701	$259,981	$582,562	$453,637

Net income	24,149	20,765	42,616	35,597
Interest, net	(299)	(35)	(409)	(117)
Other, net	(774)	(3,033)	1,697	(6,115)
Provision for income taxes	10,790	11,009	20,194	18,949
Operating income	33,866	28,706	64,098	48,314

Adjustments
Stock-based compensation expense	3,351	2,492	7,026	5,465
Depreciation	1,810	1,744	3,618	3,537
Intangible amortization	810	766	1,622	1,001
Earnout accretion	273	181	544	181
Acquisition contingent consideration	971	469	2,060	923
Deferred compensation plan	(4,255)	1,619	(6,487)	2,555
Restructuring charges	—	3,193	—	7,054
Total adjustments	2,960	10,464	8,383	20,716

Adjusted EBITDA	$36,826	$39,170	$72,481	$69,030
Adjusted EBITDA margin	12.3%	15.1%	12.4%	15.2%